EXHIBIT (d)(11)


                               ARTICLES OF MERGER
                          PROVIDING FOR THE MERGER OF
                        KENTUCKY SUB, INC. WITH AND INTO
                              COMAIR HOLDNGS, INC.


     Comair Holdings, Inc., as the surviving corporation, executes and delivers these Articles of Merger for filing in accordance with Section 271B.11-050 of the Kentucky Business Corporation Act.

     First: The Agreement and Plan of Merger, dated as of October 17, 1999, as amended on November 10, 1999 (the "Merger Agreement"), among Comair Holdings, Inc., a Kentucky corporation ("Comair Holdings"), Delta Air Lines, Inc., a Delaware corporation, and Kentucky Sub, Inc., a Kentucky corporation ("Kentucky Sub"), providing for the merger of Kentucky Sub with and into Comair Holdings, which is designated the surviving corporation, including the attachment with the text of amendments to the articles of incorporation of Comair Holdings pursuant to Section 3.01 of the Merger Agreement, is attached as Exhibit A and incorporated herein by reference.

     Second: The Merger Agreement was approved by the shareholders of Kentucky Sub and Comair Holdings, as follows:

     As to Kentucky Sub: The designation, number of outstanding shares and number of votes entitled to be cast by each voting group of Kentucky Sub entitled to vote separately on the Merger Agreement were as follows:

Designation of                    No. of                      No. of Votes
 Voting Group               Outstanding Shares            Entitled to be Cast
 ------------               ------------------            -------------------
 Common Stock                     100                             100

     The total number of undisputed votes cast for the Merger Agreement by the holders of Common Stock of Kentucky Sub, constituting the only voting group of Kentucky Sub entitled to vote on the Merger Agreement was 100. The number of votes cast for the Merger Agreement by the holders of Common Stock of Kentucky Sub was sufficient for approval by that voting group.

     As to Comair Holdings: The designation, number of outstanding shares and number of votes entitled to be cast by each voting group of Comair Holdings entitled to vote separately on the Merger Agreement were as follows:

Designation of                    No. of                      No. of Votes
 Voting Group               Outstanding Shares            Entitled to be Cast
 ------------               ------------------            -------------------
 Common Stock                   95,526,431                    95,526,431

     The total number of undisputed votes cast for the Merger Agreement by the holders of Common Stock of Comair Holdings, constituting the only voting group of Comair Holdings entitled to vote on the Merger Agreement was 85,832,237. The number of votes cast for the Merger Agreement by the holders of Common Stock of Comair Holdings was sufficient for approval by that voting group.


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     Executed as of this 11th day of January, 2000.

KENTUCKY SUB, INC.                                   COMAIR HOLDINGS, INC.

By /s/ Dean C. Arvidson                              By /s/ Frederick W. Reid
  ----------------------                               -----------------------
       Dean C. Arvidson                                     Frederick W. Reid

Title Secretary                                      Title Chairman of the Board
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